Exhibit 99.1

Telenav Stockholders Approve “Go-Private” Transaction with V99

SANTA CLARA, Calif. – February 16, 2021 – Telenav, Inc. (NASDAQ: TNAV), today announced that its stockholders have voted to approve the previously announced “go-private” transaction with V99 Inc., a Delaware corporation led by HP Jin, Co-Founder, President and Chief Executive Officer of Telenav, at the Special Meeting of Stockholders held earlier today.

“Today’s results represent an important milestone in completing the transaction, and we appreciate the strong support we have received from Telenav stockholders,” said Douglas Miller, Lead Independent Director and a member of the Telenav Special Committee. “As a private company, Telenav will have additional flexibility and resources to continue investing in its proven car-connected strategy, and we are confident this agreement positions Telenav for long-term success.”

The final voting results will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

As previously announced, under the terms of the definitive merger agreement, V99 will acquire Telenav for $4.80 per share in an all cash transaction. The transaction is expected to close on February 17, 2021. Upon closing of the transaction, Telenav common stock will no longer be listed on any public market.

About Telenav, Inc.

Telenav is a leading provider of connected car and location-based services, focused on transforming life on the go for people—before, during, and after every drive. Leveraging our location platform, we enable our customers to deliver custom connected car and mobile experiences. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.

“Telenav” and the “Telenav” logo are registered trademarks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

© 2021 Telenav, Inc. All Rights Reserved.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent Telenav’s expectations or beliefs concerning future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include Telenav’s expectations regarding V99’s agreement to acquire Telenav and the expected timing of the completion of the transaction. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed. Any forward-looking statement made by Telenav in this communication is based only on information currently available to Telenav and speaks only as of the date on which it is made. Except as required by applicable law or regulation, Telenav does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

TNAV-F

TNAV-C

Contacts

Bishop IR

Mike Bishop

415-894-9633

IR@telenav.com

OR

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Rose Temple

212-355-4449